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                                                                    Exhibit 21.1


Subsidiaries of the Company:


SIA Adhesives, Inc. (Delaware)

Pierce & Stevens Corp. (New York)

OSI Sealants, Inc. (Illinois)

Mercer Products Company, Inc. (New Jersey)

Tanner Chemicals, Inc. (New Hampshire)

Sovereign Specialty Chemicals (SPte. Ltd) (Singapore)




Subsidiaries of Pierce & Stevens Corp.:


Pierce & Stevens Holding Corporation de Mexico S.A. de C.V. (Mexico)

Pierce & Stevens de Mexico S.A. de C.V. (Mexico)

Pierce & Stevens Corporation S.A. de C.V. (Mexico)